EX99.1

PAN PACIFIC RETAIL PROPERTIES, INC.	TRADED: NYSE: PNP

1631 South Melrose Drive, Suite B, Vista, CA 92081

Contact:

Carol Merriman, Investor Relations (760) 598-2002

FOR IMMEDIATE RELEASE

Thursday, October 30, 2003

Pan Pacific Retail Properties Reports Strong 3rd Quarter Results

SAN DIEGO, Calif., October 30, 2003—Pan Pacific Retail Properties, Inc. (NYSE:PNP), the largest neighborhood shopping center real estate investment trust (REIT) focused exclusively on the West Coast, today announced results for the third quarter ended September 30, 2003. All per share amounts are on a diluted basis.

•	36.7% increase in total Funds from Operations (FFO) to $35.3 million vs. 3Q ‘02(1)

•	14.7% increase in FFO per share to $0.86 vs. 3Q ‘02(1)

•	19.9% increase in net income to $24.5 million vs. 3Q ‘02

•	1.7% increase in earnings per share to $0.61 vs. 3Q ‘02

•	95.4% portfolio occupancy rate as of September 30, 2003

•	197 leases executed, totaling 732,220 square feet (record leasing activity)

•	14.1% increase in base rent on same store new and renewed leases

•	3.2% increase in same property net operating income

•	34.0% debt to total market capitalization ratio as of September 30, 2003

•	3.3 to 1.0 interest coverage ratio

•	$0.51 per share paid in quarterly dividends

(1)	See the last page of this press release for a reconciliation of GAAP net income to FFO.

Stuart A. Tanz, President and Chief Executive Officer of Pan Pacific stated, “2003 continues to be one of our strongest years. Following our acquisition of Center Trust in the first quarter we have focused on maximizing our portfolio. During the third quarter we leased over 730,000 square feet and posted a 14.1% increase in same store releasing base rents. As a result of continued strong leasing activity, together with achieving operating efficiencies, we posted a 3.2% increase in same property net operating income, representing the 23rd consecutive quarter we have achieved same property net operating income growth. Additionally, we continue to maintain a strong financial position. Our debt-to-total-market cap ratio is currently at 34% representing our lowest level in five years and our interest coverage continues to be very solid at 3.3 to 1.”

FINANCIAL RESULTS

Total revenue increased 40.5% to $68.1 million for the quarter ended September 30, 2003, as compared to total revenue of $48.5 million for the quarter ended September 30, 2002, after adjusting for discontinued operations in accordance with generally accepted accounting principles (GAAP). Net income increased 19.9% to $24.5 million for the quarter ended September 30, 2003, as compared to net income of $20.5 million for the quarter ended September 30, 2002. On a per share basis, net income increased 1.7% to $0.61 per share for the quarter ended September 30, 2003, as compared to $0.60 per share for the quarter ended September 30, 2002.

For the quarter ended September 30, 2003 total Funds from Operations (FFO), a supplemental non-GAAP performance measure widely used in the REIT industry, increased 36.7% to $35.3 million, as compared to FFO of $25.8 million for the quarter ended September 30, 2002. On a per share basis, FFO increased 14.7% to $0.86 per share for the quarter ended September 30, 2003, as

Pan Pacific Retail Properties	Page 2 of 6

compared to $0.75 per share for the quarter ended September 30, 2002. (See the last page of this press release for a reconciliation of FFO to GAAP net income.)

At September 30, 2003 our total market capitalization was approximately $2.7 billion (market capitalization, combines the value of our outstanding shares of common stock, based on the market closing price of our common stock at September 30, 2003 and assuming the conversion of operating subsidiary units to common stock, and the principal of our debt outstanding, exclusive of accounts payable, accrued expenses, other liabilities and financial instruments subject to mandatory redemption). The Company had $912.2 million in debt outstanding, equating to a debt-to-total market capitalization ratio of 34.0%. The Company’s debt was comprised of: $340.5 million in fixed-rate, long-term mortgage debt with a weighted average interest rate of 7.6%, and a weighted average maturity of 5.1 years; $503.7 million in senior unsecured notes with a fixed, weighted average interest rate of 6.8%, and a weighted average maturity of 6.7 years; $6.0 million outstanding on floating-rate property level bonds bearing interest at a rate of 0.9% as of September 30, 2003; and $62.0 million of floating-rate debt outstanding on our unsecured credit line, which had a weighted average interest rate of 1.8% at September 30, 2003.

For the quarter ended September 30, 2003 the Company’s interest coverage ratio was 3.3 to 1 (interest coverage ratio is calculated as income from continuing and discontinued operations excluding gain on sale plus depreciation, amortization and interest expense, divided by interest expense).

DIVIDEND PAYMENT

On August 14, 2003, the Board of Directors declared the regular quarterly dividend of $0.51 per share. The dividend was paid on September 15, 2003 to stockholders of record on August 29, 2003. The quarterly dividend of $0.51 per share is equivalent to $2.04 per share on an annualized basis.

OPERATING RESULTS

Leasing Activity

At September 30, 2003, the Company’s portfolio was 95.4% leased to 3,217 tenants. During the third quarter the Company executed 197 leases (new and renewed) representing 732,220 square feet of gross leasable area, and achieved a 14.1% straight-line increase over prior rents, on a same-store basis.

Same Property Operating Results

With respect to the properties owned and operated by the Company and Center Trust for the entirety of both the three months ended September 30, 2003 and 2002, same property net operating income increased 3.2%.

Same Property Operating Data

(In thousands)

	Three Months Ended September 30,
	2003	2002
Total revenue	$62,371	$60,093
Operating expenses	15,978	15,121

Operating income	$46,393	$44,972	3.2%

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THIRD QUARTER CONFERENCE CALL

On Thursday, October 30, 2003, at 12 noon Eastern Time, the Company will be hosting a conference call to discuss its third quarter results.

The Company’s remarks will be followed by a question and answer period, which will be limited to questions from analysts. Stockholders and interested parties may participate in this conference call by dialing (877) 407-9205. A taped replay of the call will be available through November 30, 2003 at (877) 660-6853, pass code 1628, confirmation 76326.

A live web cast (listen-only mode) of the conference call will be available at www.pprp.com via a link to www.vcall.com. An online replay will also be available through December 1, 2003.

ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT focused exclusively on the West Coast. Pan Pacific’s portfolio currently totals 131 properties, encompassing approximately 20.9 million square feet of retail space. The portfolio is principally diversified across five distinct regions in the Western United States: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific focuses on creating long-term stockholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at providing stockholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego) California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

(Note: Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, the Company’s ability to successfully integrate acquired assets, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, changes in tax laws, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including, the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.)

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Consolidated Balance Sheets

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS:
Properties, at cost:
Land	$511,616	$371,427
Buildings and improvements	1,375,711	1,018,837
Tenant improvements	46,569	40,826

	1,933,896	1,431,090
Less accumulated depreciation and amortization	(151,367)	(125,057)

	1,782,529	1,306,033
Investments in unconsolidated entities	3,232	9,050
Cash and cash equivalents	9,691	1,284
Accounts receivable	13,472	10,142
Accrued rent receivable	21,737	19,167
Notes receivable	17,964	15,891
Deferred lease commissions	10,115	7,398
Prepaid expenses	18,449	10,397
Other assets	2,608	44,878

	$1,879,797	$1,424,240

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Notes payable	$346,526	$239,541
Line of credit payable	62,000	66,000
Senior notes	503,653	428,677
Accounts payable, accrued expenses and other liabilities	49,484	25,583

	961,663	759,801
Minority interests	32,295	15,804

Stockholders’ equity:
Common stock	403	336
Paid in capital in excess of par value	952,889	731,069
Deferred compensation	(9,576)	(4,345)
Accumulated deficit	(57,877)	(78,425)

	885,839	648,635

	$1,879,797	$1,424,240

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Consolidated Statements of Income

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(unaudited)		(unaudited)
	2003	2002	2003	2002
REVENUE:
Base rent	$52,047	$37,281	$151,884	$108,644
Percentage rent	960	458	1,939	1,206
Recoveries from tenants	13,680	9,049	39,232	26,193
Income from unconsolidated entities	60	34	178	123
Other	1,371	1,644	3,564	4,858

	68,118	48,466	196,797	141,024

EXPENSES:
Property operating	9,611	6,055	28,453	17,436
Property taxes	5,654	3,680	16,567	11,017
Depreciation and amortization	10,321	7,690	29,665	22,522
Interest	14,996	11,913	43,517	34,194
General and administrative	2,243	2,405	10,438	7,653
Other	134	44	547	478

	42,959	31,787	129,187	93,300

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS:	25,159	16,679	67,610	47,724
Minority interests	(634)	(359)	(1,754)	(1,085)

INCOME FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS:	24,525	16,320	65,856	46,639
Discontinued operations	—	4,133	12,466	7,190

NET INCOME	$24,525	$20,453	$78,322	$53,829

Basic earnings per share:
Income from continuing operations	$0.61	$0.49	$1.68	$1.40
Discontinued operations	—	$0.12	$0.31	$0.21
Net income	$0.61	$0.61	$1.99	$1.61
Diluted earnings per share:
Income from continuing operations	$0.61	$0.48	$1.66	$1.39
Discontinued operations	—	$0.12	$0.30	$0.21
Net income	$0.61	$0.60	$1.96	$1.60

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Calculation of Funds from Operations

(unaudited)

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002*	2003	2002*
FUNDS FROM OPERATIONS:
Net Income	$24,525	$20,453	$78,322	$53,829
Plus depreciation and amortization expense	10,321	7,902	29,665	23,151
Plus depreciation of discontinued operations	—	—	159	113
Plus depreciation of unconsolidated entities	59	64	177	143
Less corporate FF&E depreciation (included above)	(76)	(141)	(375)	(420)
Less depreciation of minority interests	—	—	(56)	—
Plus minority interests	463	359	1,306	1,085
Less gain on sale of discontinued operations	—	(2,823)	(8,054)	(2,823)

Funds From Operations	$35,292	$25,814	$101,144	$75,078

Funds From Operations Per Share	$0.86	$0.75	$2.49	$2.19
Diluted Weighted Average Shares Outstanding	41,096,179	34,572,162	40,561,505	34,374,532

*	For comparative purposes, amounts shown are as originally reported. The impact of revising the prior period amounts for Statement of Financial Accounting Standards No. 144 have been excluded here so that the periods can be compared without the effect of reclassifying operating results for assets sold in subsequent periods. Revised financial results can be found in the Company’s most current Form 10-Q filed with the Securities and Exchange Commission

The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 (the “White Paper”) defines Funds from Operations as net income (computed in accordance with accounting principles generally accepted in the United States of America, “GAAP”), excluding gains (or losses) on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that Funds from Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. We compute Funds from Operations in accordance with standards established by the White Paper. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations used by other equity REITs and, therefore, may not be comparable to these other REITs. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.

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